Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of iShares, Inc. of our reports dated December 21, 2021, relating to the financial statements and financial highlights, which appear in iShares International High Yield Bond ETF, iShares J.P. Morgan EM Corporate Bond ETF, iShares J.P. Morgan EM High Yield Bond ETF, iShares J.P. Morgan EM Local Currency Bond ETF and iShares US & Intl High Yield Corp Bond ETF’s Annual Reports on Form N-CSR for the year ended October 31, 2021. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 23, 2022